Exhibit 99.9

£5,500,000,000

ACQUISITION AND REFINANCING

BRIDGE CREDIT AGREEMENT

Dated as of November 9, 2009

among

KRAFT FOODS INC.

THE INITIAL LENDERS NAMED HEREIN

Citibank, N.A. and Deutsche Bank AG Cayman Islands Branch,

as Co-Administrative Agents

Citibank, N.A,

as Paying Agent

Deutsche Bank AG Cayman Islands Branch,

as Documentation Agent

and

HSBC Securities (USA) Inc.,

as Syndication Agent

Citigroup Global Markets Inc.,

Deutsche Bank Securities Inc.

and

HSBC Securities (USA) Inc.,

as Joint Bookrunners

Citigroup Global Markets Inc., Deutsche Bank Securities Inc.,

HSBC Securities (USA) Inc., Barclays Capital, BBVA Securities Inc., BNP Paribas Securities

Corp., Credit Suisse Securities (USA) LLC,

RBS Securities, Inc. and SG Americas Securities, LLC

as Joint Lead Arrangers

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SECTION 3.03.	Conditions Precedent to Each Borrowing	38
SECTION 3.04.	Action by Lenders during Certain Funds Period	39

ARTICLE IV

Representations and Warranties

SECTION 4.01.	Representations and Warranties of Kraft	40

ARTICLE V

Covenants of Kraft

SECTION 5.01.	Affirmative Covenants	41
SECTION 5.02.	Negative Covenants	43
SECTION 5.03.	Offer / Scheme Covenants	44

ARTICLE VI

Events of Default

SECTION 6.01.	Events of Default	45
SECTION 6.02.	Lenders’ Rights upon Event of Default	46
SECTION 6.03.	Clean-Up Period	47

ARTICLE VII

The Administrative Agent

SECTION 7.01.	Authorization and Action	47
SECTION 7.02.	Administrative Agent’s Reliance, Etc	48
SECTION 7.03.	The Administrative Agent and Affiliates	48
SECTION 7.04.	Lender Credit Decision	49
SECTION 7.05.	Indemnification	49
SECTION 7.06.	Successor Administrative Agent	49
SECTION 7.07.	Co-Administrative Agents, Syndication Agent, Documentation Agent and Joint Bookrunners	50
SECTION 7.08.	Withholding Tax	50

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SCHEDULES

Schedule I	–	List of Lenders and Commitments
Schedule II	–	List of Applicable Lending Offices
Schedule III	–	Mandatory Cost Formula

EXHIBITS

Exhibit A	–	Form of Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Assignment and Acceptance
Exhibit D	–	Form of Designation Agreement
Exhibit E-1	–	Form of Opinion of Special Counsel for Kraft
Exhibit E-2	–	Form of Opinion of Special Local Counsel for Kraft
Exhibit E-3	–	Form of Opinion of Internal Counsel for Kraft
Exhibit F	–	Form of Opinion of Counsel for Designated Subsidiary

-iii-

ACQUISITION AND REFINANCING BRIDGE CREDIT AGREEMENT (as amended from time to time, this “Agreement”) dated as of November 9, 2009, among KRAFT FOODS INC., a Virginia corporation (“Kraft”); the banks, financial institutions and other institutional lenders listed on the signature pages hereof (the “Initial Lenders”); and Citibank, N.A. (“Citi”) and Deutsche Bank AG Cayman Islands Branch (“DB”), as co-administrative agents (each, in such capacity, a “Co-Administrative Agent”); Citibank, N.A, as paying agent (in such capacity, the “Paying Agent”); HSBC Securities (USA) Inc., as syndication agent (in such capacity, the “Syndication Agent”); and DB, as documentation agent (in such capacity, the “Documentation Agent”) for the Lenders (as hereinafter defined).

The parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the acquisition by the Bidder of Target Shares, to be effected by way of:

(a) a Scheme Acquisition; or

(b) an Offer Acquisition.

“Acquisition Costs” means the Scheme Costs and the Offer Costs.

“Administrative Agent” means the Co-Administrative Agent responsible for performing the functions of the Administrative Agent under this Agreement, which shall be the Paying Agent, and unless the context otherwise requires, all singular references to “the Administrative Agent” in this Agreement shall be deemed to refer to the Paying Agent.

“Administrative Agent Account” means (a) the account of the Administrative Agent, maintained by the Administrative Agent, at its office at Building #3, 1615 Brett Road, New Castle, DE 19720, Attention: Bank Loans Syndications Department or (b) such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to Kraft and the Lenders for such purpose.

“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to (a) in the case of an Advance denominated in Sterling, a Eurocurrency Advance, (b) in the case of an Advance denominated in Euros, a EURIBOR Advance and (c) in the case of an Advance denominated in Dollars, a Base Rate Advance or a Eurocurrency Advance (each of which shall be a “Type” of Advance).

“Agents” means each Co-Administrative Agent, the Paying Agent, the Syndication Agent, the Documentation Agent and each Joint Bookrunner.

“Applicable Interest Rate Margin” means, for any date, a percentage per annum equal to the percentage set forth below determined by reference to the higher of (i) the rating of Kraft’s long-term senior unsecured Debt from Standard & Poor’s and (ii) the rating of Kraft’s long-term senior unsecured Debt from Moody’s, in each case on such date:

Long-Term Senior Unsecured Debt Rating	Eurocurrency/EURIBOR Applicable Interest Rate Margin	Base Rate Applicable Interest Rate Margin

BBB+ or higher by Standard & Poor’s
Baa1 or higher by Moody’s	2.00%	1.00%

BBB by Standard & Poor’s
Baa2 by Moody’s	2.50%	1.50%

BBB- or lower by Standard & Poor’s
Baa3 or lower by Moody’s	3.00%	2.00%

provided that if on any date of determination (x) a rating is available on such date from only one of Standard & Poor’s and Moody’s but not the other, the Applicable Interest Rate Margin shall be determined by reference to the then available rating; and (y) no rating is available from any of Standard & Poor’s, Moody’s or any other nationally recognized statistical rating organization designated by Kraft and approved in writing by the Required Lenders, the Applicable Interest Rate Margin for Eurocurrency Advances shall be 3.00% and the Applicable Interest Rate Margin for Base Rate Advances shall be 2.00%; and provided further that each of the per annum percentages set forth in the table above and the preceding clause (y) shall be increased by 0.50% per annum on the date corresponding to the Closing Date in the third month after the month in which the Closing Date occurs and every third month thereafter.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office or Eurocurrency Lending Office, as the case may be.

“Alternate Currency” shall mean each of Euros and Sterling.

“Alternate Currency Equivalent” shall mean, as to any amount denominated in Dollars as of any date of determination, the amount of the applicable Alternate Currency that could be purchased with such amount of Dollars based upon the Spot Rate.

“Approved Currency” shall mean each of Dollars and each Alternate Currency.

“Asset Sale” means the sale, transfer or other disposition of any property by Kraft or any Major Subsidiary (including any sale and leaseback transaction and any sale of capital stock, but excluding any issuance by Kraft of its own capital stock), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i) the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time, as the Administrative Agent’s prime rate;

(ii) 1/2 of one percent per annum above the Federal Funds Effective Rate; and

(iii) the LIBO Rate for Dollars for a one month Interest Period appearing on Reuters Screen LIBOR01 on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.04(d)(i).

“Bidder” means Kraft and/or any direct or indirect wholly-owned Subsidiary of Kraft that shall act as Bidder in connection with a Scheme.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” means, collectively, Kraft and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.08.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made, Converted or continued on the same date and, in the case of Eurocurrency Advances or EURIBOR Advances, as to which a single Interest Period is in effect. For purposes of this Agreement, Borrowings may classified and referred to by Type of Advance (e.g., a “Eurocurrency Borrowing”).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and that is (a) if the applicable Business Day relates to any Eurocurrency Advances, a day on which dealings are carried on in the London interbank market and banks are open for business in London, (b) if the applicable Business Day relates to any EURIBOR Advance, a TARGET Day that is also a day on which banks are open for business in London and (c) if the applicable Business Day relates to an Offer or a Scheme, a day on which banks are open for business in London.

“Casualty” means any casualty, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Certain Funds Event of Default” means (x) the written repudiation of this Agreement by Kraft or any other Borrower or (y) any circumstance constituting an Event of Default under any of paragraphs (a), (b) (in relation to the Certain Funds Representations only), (c)

(but only to the extent it relates to a breach under Section 5.02 (a), 5.02(b) (in relation to Persons that are not publicly listed), 5.02(c) or Section 5.03(a) or (d)) or (e) (solely with respect to Kraft or any other Borrower) or (h) of Section 6.01, provided that in the case of clause (y):

(i) unless otherwise specified above, such Event of Default relates to Kraft and/or any of its Major Subsidiaries only and not to any circumstance affecting any member of the Target Group (and notwithstanding that a member of the Target Group may be a Major Subsidiary); and

(ii) such Event of Default is excluded to the extent it is a breach of any obligation to procure or ensure compliance in relation to any member of the Target Group.

“Certain Funds Period” means:

(a) in the case of an Offer Acquisition, the period commencing on the Effective Date and ending on the earlier of:

(i) the date falling nine months after the Effective Date; and

(ii) the date on which the then-current Offer lapses, terminates or is withdrawn in accordance with its terms and in compliance with the Code, the requirements of the Panel and all applicable laws and regulations (unless prior to that date Kraft has notified the Administrative Agent that it is intended to implement the Acquisition by way of a Scheme); and

(iii) the date on which the then-current Target becomes a direct or indirect wholly-owned Subsidiary of Kraft, the Bidder has paid all sums due pursuant to the Acquisition, any squeeze-out procedure and any surrender or cancellation of options or awards over Target Shares and any indebtedness of the Target Group to be refinanced with the proceeds of Advances drawn hereunder has been repaid; and

(b) in the case of a Scheme Acquisition, the period commencing on the Effective Date and ending on the earlier of:

(i) the date falling nine months after the Effective Date;

(ii) the date on which the then-current Scheme lapses or is withdrawn or the relevant court refuses to sanction the then-current Scheme and rejects it (without proposing or contemplating an adjournment) (unless prior to that time Kraft has notified the Administrative Agent that it is intended to implement the Acquisition by way of an Offer); and

(iii) the date on which the Target becomes a direct or indirect wholly-owned Subsidiary of Kraft, the Bidder has paid all sums due pursuant to the Acquisition, including any surrender or cancellation of options or awards over Target Shares and any indebtedness of the Target Group to be refinanced with the proceeds of Advances drawn hereunder has been repaid.

“Certain Funds Purposes” means the purposes set out at paragraphs (a) and (b) of Section 2.17.

“Certain Funds Representation” means each representation set out in paragraphs (a) through (c) of Section 4.01, in each case other than to the extent such representation relates to, or is made in relation to, circumstances affecting any member of the Target Group.

“Clean-Up Period” means the period of 150 days after the Closing Date.

“Closing Date” means the initial date on which payment is to be made by the Bidder for any Target Shares acquired pursuant to an Offer or a Scheme.

“Code” means the City Code on Takeovers and Mergers.

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means as to any Lender (i) the Sterling amount set forth opposite such Lender’s name on Schedule I hereto or (ii) if such Lender has entered into an Assignment and Acceptance, the Sterling amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), in each case as such amount may be reduced pursuant to Section 2.09.

“Condemnation” means any taking by a governmental authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Consolidated EBITDA” means, for any accounting period, the consolidated net earnings (or loss) of Kraft and its Subsidiaries plus, without duplication and to the extent deducted in determining consolidated net earnings (loss) of Kraft and its Subsidiaries for such period, the sum of (a) provision for income taxes, (b) interest and other debt expense, net, (c) depreciation expense, (d) amortization expense, (e) any extraordinary, unusual or non-recurring expenses or losses or any similar expense or loss and (f) the portion of loss included on Kraft’s consolidated statements of earnings of any Person (other than a Subsidiary of Kraft) in which Kraft or any of its Subsidiaries has an ownership interest and any cash that is actually received by Kraft or such Subsidiary from such Person in the form of dividends or similar distributions, and minus, without duplication, the sum of (x) any extraordinary, unusual or non-recurring income or gains or any similar income or gain and (y) the portion of income included on Kraft’s consolidated statements of earnings of any Person (other than a Subsidiary of Kraft) in which Kraft or any of its Subsidiaries has an ownership interest, except to the extent that any cash is actually received by Kraft or such Subsidiary from such Person in the form of dividends or similar distributions, all as determined on a consolidated basis in accordance with GAAP for such period. For purposes of determining Consolidated EBITDA for any Test Period, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition as if the Acquisition had been effected on the first day of such Test Period.

“Consolidated Indebtedness” shall mean, as at the end of a Test Period, the aggregate amount of total debt of Kraft and its Subsidiaries, as set forth on a consolidated balance sheet in accordance with GAAP as of such date, minus cash and cash equivalents of Kraft and its Subsidiaries at such time.

“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of Kraft and its Subsidiaries, less goodwill and other intangible assets and the minority interests of other Persons in such Subsidiaries, all as determined in accordance with GAAP.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06, 2.07 or 2.12.

“Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (ii) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, and (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (i) or (ii) above.

“Debt Issuance” means the issuance or incurrence by Kraft or any of its wholly-owned Subsidiaries of any Debt for borrowed money (other than any equity-linked securities that are accorded any level of equity treatment by Standard & Poor’s or Moody’s) in each case in excess of $100,000,000 per issuance or incurrence or related series of issuances or incurrences as part of the same transaction (and in the case of any such issuance or incurrence comprising a revolving credit facility, only to the extent any such related series of incurrences or issuances as part of the same transaction results in outstanding Debt under such revolving credit facility in excess of $100,000,000), other than (a) Debt incurred under the Existing Revolving Credit Agreement, or any extension or refinancing or replacement facility in respect thereof, to the extent such Debt is not incurred to finance payment for any Target Shares, (b) Debt incurred under other credit facilities in effect prior to the Effective Date, or any extension or refinancing or replacement facilities in respect thereof, without giving effect to any increases in the aggregate principal amount thereof as of such date, to the extent such Debt is not incurred to finance payment for any Target Shares, (c) Debt issued or incurred under Kraft’s commercial paper programs, (d) Debt issued or incurred to extend, refinance or replace Debt of the Target Group to the extent that the aggregate principal amount of all Debt of the Target Group extended, refinanced or replaced exceeds the equivalent of £750,000,000, but solely to the extent of such excess, (e) intercompany Debt owed to Kraft or any of its Subsidiaries, (f) Debt incurred under this Agreement and/ or the Notes in an aggregate amount not to exceed the aggregate Commitments as of the Effective Date, and (g) other Debt in an aggregate principal amount not to exceed $3,000,000,000 or the equivalent thereof.

“Default” means any event specified in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Advances within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, in the case of clauses (a) through (d) unless the subject of a good faith dispute; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or a parent company thereof or the exercise of control over a Lender or parent company thereof by a Governmental Authority or instrumentality thereof.

“Designated Subsidiary” means any wholly-owned Subsidiary of Kraft (including any member of the Target Group once it has become a Subsidiary of Kraft) designated for borrowing privileges under this Agreement pursuant to Section 9.08.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit D hereto signed by such Designated Subsidiary and Kraft.

“Dollar Equivalent” shall mean, as to any amount denominated in an Alternate Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Alternate Currency based upon the spot selling rate at which the Administrative Agent offers to sell such Alternate Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Kraft and the Administrative Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States or any State thereof and having total assets in excess of $5,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (or any successor) (“OECD”) or a political subdivision of any such country and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (iii) the central bank of any country which is a member of the OECD; (iv) a commercial finance company or finance Subsidiary of a corporation organized under the laws of the United States, or any State thereof, and having total assets in excess of $3,000,000,000; (v) an insurance company organized under the laws of the United States or any State thereof and having total assets in excess of $5,000,000,000; (vi) any Lender; (vii) an affiliate of any Lender; and (viii) any other bank, commercial finance company, insurance company or other Person approved in writing by Kraft (such approval not to be unreasonably withheld, delayed or conditioned), which approval shall be notified to the Administrative Agent.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, or changeover to, an operation of a single or unified European currency.

“Equity Capital Markets Transaction” means the issuance or sale in a registered public offering, Rule 144A/Regulation S transaction or private placement of capital stock, or any equity-linked securities that are accorded any level of equity treatment by Standard & Poor’s or Moody’s, of Kraft, other than issuances (a) to finance the Acquisition, to refinance Debt of the Target or to pay fees, commissions and expenses in connection with the foregoing or (b) pursuant to employee stock plans of Kraft.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or Kraft or any of their ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or Kraft or any of their ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of any Borrower or Kraft or any of their ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Treaty” means the Treaty of Rome signed on March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty signed on February 7, 1992.

“EURIBO Rate” means, with respect to any Interest Period, an interest rate per annum equal to either:

(a) the offered rate per annum at which deposits in Euros appear on Reuters Screen EURIBOR01 (or any successor page) as of 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period as determined by the Banking Federation of the European Union; or

(b) if the EURIBO Rate does not appear on Reuters Screen EURIBOR01 (or any successor page), then the EURIBO Rate will be determined by taking the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks to prime banks in the European interbank market as of 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent, in each case, subject, however, to the provisions of Section 2.07.

“EURIBOR Advance” means an Advance that bears interest as provided in Section 2.04(c).

“Eurocurrency Advance” means an Advance that bears interest as provided in (a) Section 2.04(b) in the case of an Advance denominated in Sterling, and (b) Section 2.04(d)(ii) in the case of an Advance denominated in Dollars.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Kraft and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurocurrency Rate Reserve Percentage” for any Interest Period, for all Eurocurrency Advances denominated in Dollars owing to a Lender which is a member of the Federal Reserve System, means the reserve percentage applicable for such Lender two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on such Eurocurrency Advances is determined) having a term equal to such Interest Period.

“Euros” and “€”each means the single currency of the Participating Member States of the European Union introduced in accordance with the procedures of Article 109(i)(4) of the EU Treaty.

“Event of Default” has the meaning specified in Section 6.01.

“Exempted Asset Sale” means an Asset Sale (a) comprising a sale, transfer or other disposition of properties or assets by Kraft or any of its Subsidiaries to Kraft or any of its Subsidiaries, (b) comprising a sale, transfer or other disposition of inventory, plant, equipment or other property (including cash and cash equivalents) in the ordinary course of business, (c) comprising a substantially simultaneous transfer of properties or assets by Kraft or any of its Major Subsidiaries in which the consideration received by the transferor consists of properties or assets (other than cash or credit) of substantially equivalent or greater fair market value as determined in good faith by Kraft that will be used in a line of business similar to the business of Kraft or any of such Major Subsidiaries or reasonably related, ancillary or complementary thereto, (d) of a Foreign Subsidiary (other than a Designated Subsidiary that is a Foreign Subsidiary) to the extent a dividend or distribution of the Net Cash Proceeds thereof to Kraft would result in adverse legal or tax consequences for Kraft or its Subsidiaries, or (e) for which the Net Cash Proceeds thereof do not exceed $50,000,000 per Asset Sale or related series of Asset Sales.

“Existing Revolving Credit Agreement” means Kraft’s existing U.S.$4,500,000,000 5-Year Revolving Credit Agreement dated as of April 15, 2005, as the same may be amended, restated, replaced, waived, supplemented or otherwise modified from time to time.

“Federal Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated as of the date hereof, among Kraft and the arrangers party thereto.

“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is not organized under the laws of the United States of America or any political subdivision or any territory thereof.

“GAAP” has the meaning specified in Section 1.03.

“Home Jurisdiction Non-U.S. Withholding Taxes” means in the case of a Designated Subsidiary that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding taxes imposed by the jurisdiction under the laws of which such Designated Subsidiary is organized, resident or doing business or any political subdivision thereof.

“Home Jurisdiction U.S. Withholding Taxes” means, in the case of Kraft and a Designated Subsidiary that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding for United States federal income taxes and United States federal back-up withholding taxes.

“Initial Advance Date” means the date on which the initial Advance is made under this Agreement.

“Interest Period” means, for each Eurocurrency Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing or the date of Conversion of any Base Rate Borrowing into a Eurocurrency Borrowing and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below. Subject to any requirement for a seven day Interest Period set forth in Sections 2.06(a)(iii) or (b)(iii), the duration of each such Interest Period shall be one, two, three or six months, or, if agreed by all Lenders, nine or twelve months, as such Borrower may select upon notice received by the Administrative Agent not later than (x) 11:00 a.m. (London time) in the case of Eurocurrency Advances denominated in Sterling or EURIBOR Advances or (y) 11:00 a.m. (New York City time) in the case of Eurocurrency Advances denominated in Dollars, in each case on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a) such Borrower may not select any Interest Period that ends after the Maturity Date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Joint Bookrunners” means Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc.

“Joint Lead Arrangers” means Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Barclays Capital, the investment banking division of Barclays Bank PLC, BBVA Securities Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, RBS Securities, Inc. and SG Americas Securities, LLC.

“Judgment Currency” has the meaning specified in Section 9.15.

“Judgment Currency Conversion Date” has the meaning specified in Section 9.15.

“Lenders” means the Initial Lenders and their respective successors and permitted assignees.

“LIBO Rate” means, with respect to any Interest Period for a Eurocurrency Borrowing denominated in Sterling or Dollars, an interest rate per annum equal to either:

(a) the offered rate per annum at which deposits in Sterling or Dollars, as applicable, appear on Reuters Screen LIBOR01 (or any successor page) as of 11:00 a.m. (London time) on the Quotation Day, or

(b) if the applicable LIBO Rate does not appear on Reuters Screen LIBOR01 (or any successor page), then the LIBO Rate will be determined by taking the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Sterling or Dollars, as applicable, are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) on the Quotation Day for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent, subject, however, to the provisions of Section 2.07.

“Lien” has the meaning specified in Section 5.02(a).

“Major Subsidiary” means any Subsidiary of Kraft (a) more than 50% of the voting securities of which is owned directly or indirectly by Kraft, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Mandatory Cost” means the percentage rate per annum calculated in accordance with Schedule III.

“Margin Stock” means margin stock, as such term is defined in Regulation U.

“Maturity Date” means the date occurring 364 days after the Initial Advance Date.

“Minimum Shareholders’ Equity” means total shareholders’ equity (excluding accumulated other comprehensive income or losses) of $23,000,000,000; provided that if the Acquisition is consummated, following the date of consummation of the Acquisition, “Minimum Shareholders’ Equity” shall mean total shareholders’ equity (excluding accumulated other comprehensive income or losses) of $23,000,000,000 plus 75% of any increase in such total shareholders’ equity (excluding accumulated other comprehensive income or losses) upon and as a direct result of the issuance by Kraft of equity securities (a) on or prior to the completion of the Acquisition to finance the Acquisition or as part of the consideration for the Acquisition, (b) to refinance Debt of the Target Group within 30 days after the Closing Date or (c) to refinance any Debt under this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, Casualty or Condemnation (i) the gross amount of all cash proceeds actually paid to or actually received by Kraft or one or more of its Major Subsidiaries in respect of such Asset Sale, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any non-cash proceeds of any Asset Sale, Casualty or Condemnation as and when received), less (ii) the sum of (w) the amount, if any, of all taxes (other than income taxes) and all income taxes (as estimated in good faith by a senior financial or senior accounting officer of Kraft giving effect to the overall tax position of Kraft and its Subsidiaries) (to the extent that the amount of such taxes shall have been set aside for the purpose of paying such taxes when due), and customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to Kraft or one or more of its Major Subsidiaries) that are incurred in connection with such Asset Sale, Casualty or Condemnation and are payable by Kraft or one or more of its Major Subsidiaries, but only to the extent not already deducted in arriving at the amount referred to in clause (i) above, (x) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale, Casualty or Condemnation, (y) if applicable, the principal amount, prepayment premium or penalty, if any, and accrued but unpaid interest on any Debt secured by a Lien permitted under this Agreement that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Sale, Casualty or Condemnation, and (z) any payments to be made by Kraft or one or more of its Major Subsidiaries as agreed between Kraft or such Major Subsidiaries, as applicable, and the purchaser of any assets subject to an Asset Sale, Casualty or Condemnation in connection therewith; and

(b) with respect to any Equity Capital Markets Transaction or Debt Issuance, the gross amount of cash proceeds paid to or received by Kraft in respect of such Equity Capital Markets Transaction or by Kraft or one or more of its wholly-owned Subsidiaries in respect of such Debt Issuance, as the case may be (including cash proceeds as and when subsequently received at any time in respect of such Equity Capital Markets Transaction or Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by the applicable recipient in connection therewith (other than those payable to Kraft or one or more of its wholly-owned Subsidiaries);

provided, that with respect to any such proceeds paid to or received by any Major Subsidiary or other Subsidiary of Kraft during the Certain Funds Period, such amount is freely available for transfer to Kraft (whether to provide Kraft with funds equal to the amounts required to effect prepayments of Advances required pursuant to Section 2.10(b) and/ or to provide Kraft with funds in an amount equal to any reduction of Commitments pursuant to Section 2.09(b)) and effecting such transfer would not directly or indirectly result in a Certain Funds Event of Default during the Certain Funds Period.

“Non-U.S. Lender” means, with respect to a Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Note” means a promissory note of any Borrower payable to any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation Currency” has the meaning specified in Section 9.15.

“Obligations” has the meaning specified in Section 8.01.

“Offer” means any offer proposed to be made by the Bidder to acquire the Target Shares, substantially on the terms set out in the Offer Press Release, as such terms or offer may from time to time be amended, added to, revised, renewed, waived or extended, including by the making available of any alternative consideration under such offer, as permitted by this Agreement and the terms and conditions of such offer.

“Offer Acquisition” means any acquisition by the Bidder of the Target Shares, to be effected by way of:

(a) an Offer; and

(b) if applicable, the compulsory acquisition of any Target Shares in respect of which acceptances of an Offer have not been received from the holders of such Target Shares permissible under Chapter 3, Part 28 of the Companies Act 2006, and

(c) if applicable, the surrender or cancellation of options or awards over Target Shares.

“Offer Costs” means all costs, fees (including any arrangement, upfront or other fees payable to any Agent or Lender in connection with this Agreement) and expenses (and taxes thereon) and all stamp, documentary, registration or similar taxes incurred by or on behalf of the Bidder in connection with any Offer and the surrender or cancellation of options or awards over Target Shares including, without limitation, the preparation, negotiation and entry into of the necessary financing documents and all other documentation in relation to any Offer and the surrender or cancellation of options or awards over Target Shares, the financing of the Offer Acquisition and the refinancing of indebtedness of the Target Group which is outstanding as of the Closing Date.

“Offer Document” means an offer document to be dispatched to shareholders of the Target containing the terms of an Offer which is consistent in all material respects with the terms of the Offer Press Release, except as those terms may from time to time be amended, added to, revised, renewed or varied as permitted by this Agreement.

“Offer Documents” means any Offer Document, any Offer Press Release, any other document dispatched to the shareholders of the Target generally in relation to any Offer by or on behalf of the Bidder and any document designated as an “Offer Document” by Kraft.

“Offer Press Release” means a press announcement to be released by the Bidder (or on its behalf) announcing the terms and conditions of an Offer.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Patriot Act” has the meaning specified in Section 9.14.

“Panel” means the Panel on Takeovers and Mergers.

“Participant Register” has the meaning specified in Section 9.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pro Forma Basis” shall mean on a pro forma basis in accordance with GAAP and Regulation S-X of the Commission.

“Process Agent” has the meaning specified in Section 9.11(a).

“Quotation Day” means (a) with respect to any Eurocurrency Borrowing denominated in Dollars for any Interest Period, two Business Days before the first day of such Interest Period and (b) with respect to any Eurocurrency Borrowing denominated in Sterling for any Interest Period, the first day of such Interest Period.

“Reference Banks” means the Joint Bookrunners.

“Register” has the meaning specified in Section 9.07(d).

“Regulation A” means Regulation A of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Relevant Currency Equivalent” shall mean the Dollar Equivalent or each Alternate Currency Equivalent, as applicable.

“Required Lenders” means at any time Lenders having Advances and unused Commitments representing more than 50% of the sum of the aggregate Advances and unused Commitments at such time.

“Scheme” means any scheme of arrangement to be proposed by the Target to its shareholders under Part 26 of the Companies Act 2006 in connection with the Scheme Acquisition, as such scheme may from time to time be amended, added to, revised, renewed or varied, including by the making available of any alternative consideration under such scheme, as permitted by this Agreement.

“Scheme Acquisition” means the acquisition by the Bidder of Target Shares, to be effected by way of an arrangement under Part 26 of the Companies Act 2006 and, if applicable, the surrender or cancellation of options and awards over Target Shares.

“Scheme Circular” means a document to be issued by or on behalf of the Target to shareholders of the Target setting out the proposals for a Scheme stating the recommendation of the Scheme Acquisition and the relevant Scheme to the shareholders of the Target by the board of directors of the Target which is consistent in all material respects with the terms of the

Scheme Press Release, except as those terms may from time to time be amended, added to, revised, renewed or varied as permitted by this Agreement.

“Scheme Costs” means all costs, fees (including any arrangement, upfront or other fees payable to any Agent or Lender in connection with this Agreement) and expenses (including taxes thereon) and all stamp, documentary, registration or similar taxes and duties payable by or incurred by or on behalf of the Bidder or the Target Group in connection with any Scheme and the surrender or cancellation of options or awards over Target Shares including, without limitation, the preparation and negotiation of and entry into the necessary financing documents and all other documentation in relation to any Scheme and the surrender or cancellation of options or awards over Target Shares, the financing of the Scheme Acquisition and the refinancing of indebtedness of the members of the Target Group.

“Scheme Documents” means any Scheme Press Release, any Scheme Circular and any other document designated as a “Scheme Document” by Kraft.

“Scheme Effective Date” means the date on which a Scheme becomes effective.

“Scheme Press Release” means a press announcement to be released by or on behalf of the Target and the Bidder (or on its behalf) to announce the terms of a Scheme.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Spot Rate” has the meaning specified in Section 1.04.

“Standard & Poor’s” means Standard & Poor’s Ratings Services.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling Equivalent” means, on any date of determination, (a) with respect to any amount in Sterling, such amount and (b) with respect to any amount in Euros or Dollars, the equivalent in Sterling of such amount, determined by the Administrative Agent pursuant to Section 1.04 using the Spot Rate with respect to Euros or Dollars, as applicable, at the time in effect for such amount under the provisions of such Section.

“Subsidiary” of any Person means any Person of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Target” means Cadbury, plc.

“TARGET Day” means any day or which the Trans-European Automated Realtime Gross Settlement Express Transfer payment system is open for settlement of payments in Euros.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means the issued or unconditionally allotted share capital in the Target and any further shares in the capital of the Target which may be issued or unconditionally allotted pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

“Taxes” has the meaning specified in Section 2.14(a).

“Test Period” shall mean the period of four consecutive fiscal quarters of Kraft most recently ended (taken as one accounting period).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Unconditional Date” means the date on which an Offer becomes, or is declared to be, unconditional in all respects.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America (subject to the exceptions set forth in this Section 1.03, “GAAP”), except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of Kraft as of and for the year ended December 31, 2008, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%. For purposes of determining Consolidated EBITDA on a Pro Forma Basis to give effect to the Acquisition, it is understood that the Target’s financial information is reported on a semi-annual basis and not in accordance with GAAP and that any determination of Consolidated EBITDA on a Pro Forma Basis to include the results of the Target Group will be prepared by Kraft in good faith based upon the information available to Kraft at such time.

SECTION 1.04. Currency Equivalents Generally.

(a) Any amount specified herein (other than in Sections 2.01, 2.10 and 9.07(a)(iii)) or in any Note or Designation Agreement to be in Dollars shall also include the equivalent of such amount in Sterling, Euros and such other currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such currency with Dollars. The “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. (New York City time) on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

(b) The Administrative Agent shall determine the Sterling Equivalent of any Borrowing denominated in Euros or Dollars as of (i) with respect to any Eurocurrency Borrowing or EURIBOR Borrowing, the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor and (ii) with respect to any Base Rate Borrowing, the first date of such Borrowing and the last Business Day of each of March, June, September and December thereafter, in each case using the Spot Rate for the applicable currency in relation to Sterling in effect on the date that is three Business Days prior to the applicable date specified in clause (i) or (ii) above, and each such amount shall be the Sterling Equivalent of such Borrowing until the next required calculation thereof pursuant to this paragraph. The Administrative Agent shall notify Kraft and the Lenders of each calculation of the Sterling Equivalent of each Borrowing.

ARTICLE II

Amounts and Terms of the Advances

SECTION 2.01. The Advances.

(a) Obligation To Make Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make one or more Advances to any Borrower in Sterling, Euros and/or Dollars from time to time on any Business Day during the period from and including the Unconditional Date (in the case of an Offer Acquisition) or the Scheme Effective Date ( in the case of a Scheme Acquisition) to and including the date of termination of the Certain Funds Period in an aggregate principal amount the Sterling Equivalent of which does not exceed such Lender’s Commitment at such time; provided, that, except as the Administrative Agent may otherwise agree, Advances may be made on no more than fifteen (15) occasions.

(b) Amount of Borrowings. Each Borrowing shall be in an aggregate amount of (i) in the case of Advances denominated in Sterling, £50,000,000 or an integral multiple of £1,000,000 in excess thereof, (ii) in the case of Advances denominated in Euros, €50,000,000 or an integral multiple of €1,000,000 in excess thereof and (iii) in the case of Advances denominated in Dollars, $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c) Type of Advances. Each Borrowing shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Amounts repaid in respect of Advances may not be reborrowed.

SECTION 2.02. Making the Advances.

(a) Notice of Borrowing. Each Borrowing shall be made on notice, given not later than (x) in the case of a Eurocurrency Borrowing denominated in Sterling or a EURIBOR Borrowing, 11:00 a.m. (London time) on the third Business Day prior to the date of the proposed Borrowing, (y) in the case of a Eurocurrency Borrowing denominated in Dollars, 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, or (z) in the case of a Base Rate Borrowing, 9:00 a.m. (New York City time) on the Business Day of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, by registered mail, email or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested:

(i) date of such Borrowing,

(ii) currency of such Borrowing,

(iii) Type of Advances comprising such Borrowing,

(iv) aggregate amount of such Borrowing, and

(v) in the case of a Borrowing consisting of Eurocurrency Advances or EURIBOR Advances, the initial Interest Period for each such Advance. Notwithstanding anything herein to the contrary, no Borrower may select Eurocurrency Advances or EURIBOR Advances for any Borrowing if the obligation of the Lenders to make Eurocurrency Advances or EURIBOR Advances shall then be suspended pursuant to Section 2.07(c) or 2.12.

(b) Funding Advances. Each Lender shall, (x) before 2:00 p.m. (London time) in the case of Advances denominated in Sterling or Euros and (y) before 11:00 a.m. (New York City time) in the case of Advances denominated in Dollars, on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent, at the Administrative Agent Account, in same day funds and in Sterling in the case of Advances denominated Sterling, in Euros in the case of Advances denominated in Euros and in Dollars in the case of Advances denominated in Dollars, such Lender’s ratable portion of such Borrowing. Promptly after receipt of such funds by the Administrative Agent, and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the relevant Borrower at the address of the Administrative Agent referred to in Section 9.02.

(c) Irrevocable Notice. Each Notice of Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Advances or EURIBOR Advances, the Borrower requesting such Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Lender’s Ratable Portion. Unless the Administrative Agent shall have received notice from a Lender prior to (x) in the case of any Borrowing denominated in Sterling or Euros, 2:00 p.m. (London time) and (y) in the case of any Borrowing denominated in Dollars, 11:00 a.m. (New York City time) on the day of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower proposing such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount in the applicable currency together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at:

(i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount, and

(ii) in the case of such Lender, the cost of funds incurred by the Administrative Agent in respect of such amount, which in the case of a Borrowing denominated in Dollars shall be deemed to be the Federal Funds Effective Rate.

If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) Independent Lender Obligations. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Repayment of Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Maturity Date the unpaid principal amount of the Advances of such Lender then outstanding, such repayment to be made in Sterling in the case of Advances denominated in Sterling, in Euros in the case of Advances denominated in Euros and in Dollars in the case of Advances denominated in Dollars.

SECTION 2.04. Interest on Advances.

(a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing by such Borrower to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(b) Advances Denominated in Sterling. In the case of Advances denominated in Sterling, at a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the LIBO Rate for such Interest Period for such Advance plus (y) if such Advance is made by a Lender from its Eurocurrency Lending Office located in the United Kingdom or a Participating Member State, Mandatory Costs plus (z) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on the last day of such Interest Period and if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such Advance shall be paid in full either prior to or on the Maturity Date.

(c) Advances Denominated in Euros. In the case of Advances denominated in Euros, at a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the EURIBO Rate for such Interest Period plus (y) in the case such Advance is made by a Lender from its Eurocurrency Lending Office located in the United Kingdom or a Participating Member State, Mandatory Costs plus (z) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on the last day of such Interest Period and if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such Advance shall be paid in full either prior to or on the Maturity Date.

(d) Advances Denominated in Dollars. In the case of Advances denominated in Dollars:

(i) (x) during such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (1) the Base Rate in effect from time to time plus (2) the Applicable Interest Rate Margin in effect from time to time, payable in arrears quarterly on the last day of each of March, June, September and December, and on the date such Base Rate Advance shall be Converted or paid in full either prior to or on the Maturity Date; or

(ii) (y) during such periods as such Advance is a Eurocurrency Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (1) the LIBO Rate for such Interest Period for such Advance plus (2) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such Eurocurrency Advance shall be Converted or paid in full either prior to or on the Maturity Date.

(e) Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.04(b),

Section 2.04(c) or Section 2.04(d), as applicable, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance.

SECTION 2.05. Additional Interest on Eurocurrency Advances Denominated in Dollars. Each Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurocurrency Advance denominated in Dollars of such Lender to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to Kraft through the Administrative Agent.

SECTION 2.06. Conversion of Advances.

(a) Conversion upon Absence of Interest Period. If any Borrower (or Kraft on behalf of any other Borrower) shall fail to select the duration of any Interest Period for any Eurocurrency Advances or EURIBOR Advances in accordance with the provisions contained in the definition of the term “Interest Period,” the Administrative Agent will forthwith so notify such Borrower, Kraft and the Lenders and such Advances will automatically, on the date of Borrowing or on last day of the then existing Interest Period therefor, as applicable, (i) in the case of a Eurocurrency Advance denominated in Sterling, be made as or Convert to a Eurocurrency Advance with an Interest Period of one month, (ii) in the case of a Eurocurrency Advance denominated in Dollars, be made as or Convert to a Base Rate Advance and (iii) in the case of a EURIBOR Advance, be made as or Convert to a EURIBOR Advance with an Interest Period of seven days.

(b) Conversion upon Event of Default. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (e), the Administrative Agent or the Required Lenders may elect that (i) each Eurocurrency Advance denominated in Sterling be, on the last day of the then existing Interest Period therefor, Converted into a Eurocurrency Advance with an Interest Period of one month, (ii) each Eurocurrency Advance denominated in Dollars be, on the last day of the then existing Interest Period therefor, Converted into a Base Rate Advance, (iii) each EURIBOR Advance be, on the last day of the then existing Interest Period therefor, Converted into a EURIBOR Advance with an Interest Period of seven days and (iv) the obligation of the Lenders to Convert Base Rate Advances into Eurocurrency Advances denominated in Dollars be suspended.

(c) Voluntary Conversion. Subject to the provisions of Sections 2.07(c) and 2.12, any Borrower may Convert all of such Borrower’s Base Rate Advances constituting the same Borrowing into Eurocurrency Advances denominated in Dollars on any Business Day or all of such Borrower’s Eurocurrency Advances denominated in Dollars constituting the same Borrowing into Base Rate Advances on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a Eurocurrency Advance denominated in Dollars into a Base Rate Advance may be made on, and only on, the last day of an Interest Period for such Eurocurrency Advance. No Eurocurrency Advance denominated in Sterling or EURIBOR Advance may be Converted into an Advance of any other Type. Each such notice of a Conversion shall, within the restrictions specified above, specify

(i) the date of such Conversion;

(ii) the Advances to be Converted; and

(iii) if such Conversion is into a Eurocurrency Advance, the duration of the Interest Period for each such Advance.

SECTION 2.07. LIBO Rate and EURIBO Rate Determination.

(a) Methods to Determine LIBO Rate and EURIBO Rate. The Administrative Agent shall determine the applicable LIBO Rate or EURIBO Rate by using the methods described in the definition of the term “LIBO Rate” or “EURIBO Rate”, as applicable, and shall give prompt notice to Kraft and the Lenders of each such LIBO Rate or EURIBO Rate.

(b) Role of Reference Banks. In the event that the LIBO Rate or EURIBO Rate cannot be determined by the method described in clause (a) of the definition of “LIBO Rate” or “EURIBO Rate”, respectively, each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining the LIBO Rate or the EURIBO Rate in accordance with the method described in clause (b) of the applicable definition thereof. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining a LIBO Rate or EURIBO Rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. If fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the LIBO Rate or EURIBO Rate for any applicable Advance, then:

(i) the Administrative Agent shall forthwith notify Kraft and the Lenders that the interest rate cannot be determined for such Eurocurrency Advance or EURIBOR Advance;

(ii) with respect to each Eurocurrency Advance denominated in Dollars, such Advance will, on the last day of the then existing Interest Period therefor, be prepaid by the Borrower or be automatically Converted into a Base Rate Advance;

(iii) if such Advance is a Eurocurrency Advance denominated in Sterling or a EURIBOR Advance, then (x) within 15 days after any notice is delivered to Kraft pursuant to clause (i) above, the Administrative Agent and Kraft shall enter into negotiations in good faith with a view to agreeing to an alternative interest rate acceptable to Kraft and the Lenders to make or maintain Advances for the portion of the then existing Interest Period from and after the date specified in such notice as the first date for which the applicable interest rate ceases to be determinable and ending on the last day of such Interest Period and (y) if, at the expiration of 20 days from the giving of notice pursuant to clause

(i), the Administrative Agent and Kraft shall not have reached an agreement, then such Advances held by each Lender will bear interest at a rate per annum specified in good faith by such Lender in a certificate (which sets out the details of the computation of the relevant rate) to represent its cost of funds therefor plus the Applicable Interest Rate Margin for such Type of Advance; and

(iv) the obligation of the Lenders to make Eurocurrency Advances or EURIBOR Advances, or to Convert Base Rate Advances into Eurocurrency Advances denominated in Dollars, as applicable, shall be suspended until the Administrative Agent shall notify Kraft and the Lenders that the circumstances causing such suspension no longer exist.

The Administrative Agent shall give prompt notice to Kraft and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.04(b), (c) or (d), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.04(b), (c) or (d(ii)) or the applicable LIBO Rate or EURIBO Rate.

(c) Inadequate LIBO Rate or EURIBO Rate. If, with respect to any Eurocurrency Advances or EURIBOR Advances, the Required Lenders notify the Administrative Agent that (i) they are unable to obtain matching deposits in (x) the London interbank market at or about 11:00 a.m. (London time) in the case of Eurocurrency Advances, or (y) the European interbank market at or about 11:00 a.m. (Brussels time) in the case of EURIBOR Advances, in each case on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Eurocurrency Advances or EURIBOR Advances as a part of such Borrowing during the Interest Period therefor or (ii) the LIBO Rate or EURIBO Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Advances or EURIBOR Advances for such Interest Period (and in the case of this clause (ii), each such Lender shall certify its cost of funds for each Interest Period to the Administrative Agent and Kraft as soon as practicable, but in any event not later than 10 Business Days after the last day of such Interest Period), then in each case:

(i) the Administrative Agent shall forthwith so notify Kraft and the Lenders;

(ii) with respect to each Eurocurrency Advance denominated in Dollars, such Advance will, on the last day of the then existing Interest Period therefor, be prepaid by the Borrower or be automatically Converted into a Base Rate Advance;

(iii) if such Advance is a Eurocurrency Advance denominated in Sterling or a EURIBOR Advance, then (x) within 15 days after any notice is delivered to Kraft pursuant to clause (i) above, the Administrative Agent and Kraft shall enter into negotiations in good faith with a view to agreeing to an alternative interest rate acceptable to Kraft and the Lenders to make or maintain Advances for the portion of the then existing Interest Period from and after the date specified in such notice as the first date for which the applicable interest rate ceases to be determinable and ending on the last day of such Interest Period and (y) if, at the expiration of 20 days from the giving of notice pursuant to clause (i), the Administrative Agent and Kraft shall not have reached an agreement, then such

Advances held by each Lender will bear interest at a rate per annum specified in good faith by such Lender in a certificate (which sets out the details of the computation of the relevant rate) to represent its cost of funds therefor plus the Applicable Interest Rate Margin for such Type of Advance; and

(iv) the obligation of the Lenders to make Eurocurrency Advances or EURIBOR Advances, or to Convert Base Rate Advances into Eurocurrency Advances denominated in Dollars, as applicable, shall be suspended until the Administrative Agent shall notify Kraft and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08. Fees.

(a) Ticking Fee. Kraft agrees to pay to the Administrative Agent, in Sterling, for the account of each Lender, a ticking fee, which shall accrue daily at the rate of 0.50% per annum, on such Lender’s Commitment, during the period from and including the date hereof to but excluding the date that is the earlier to occur of (i) the date on which such Commitment terminates and (ii) the Initial Advance Date, payable in full on such earlier date.

(b) Commitment Fee. Kraft agrees to pay to the Administrative Agent, in Sterling, for the account of each Lender, a commitment fee, which shall accrue daily at the rate of 0.50% per annum, on such Lender’s unused Commitment, during the period from and including the Initial Advance Date to but excluding the date on which such Commitment terminates, in each case payable on the last Business Day of each March, June, September and December and, if applicable, upon the termination of each Lender’s Commitment.

(c) Duration Fees. On each date set forth in the table below, Kraft agrees to pay to the Administrative Agent, in Sterling, for the account of each Lender, a duration fee in an amount equal to the percentage set forth in the table below opposite such date of such Lender’s outstanding Advances and unused Commitments on such date:

Date Following the Closing Date	Duration Fee Percentage
90 days	0.75%
180 days	1.25%
270 days	1.75%

(d) Other Fees. Kraft shall pay to the Administrative Agent, for its own account or for the accounts of the Joint Lead Arrangers or Lenders, as applicable, such fees, and at such times, as shall have been separately agreed between Kraft and the Administrative Agent or the Joint Lead Arrangers.

SECTION 2.09. Optional and Mandatory Termination or Reduction of Commitments.

(a) Optional Termination or Reduction of Commitments. Kraft shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than £50,000,000 or the remaining balance if less than £50,000,000.

(b) Mandatory Termination or Reduction of Commitments. Unless previously terminated, the Commitment of each Lender shall terminate at 5:00 p.m. (New York City time) on the last day of the Certain Funds Period. If (i) at any time during the period commencing on the Effective Date and ending on the last day of the Certain Funds Period (x) Kraft or any of its wholly-owned Subsidiaries receives Net Cash Proceeds from any Debt Issuance, (y) Kraft receives Net Cash Proceeds from any Equity Capital Markets Transaction or (z) Kraft or any of its Major Subsidiaries receives Net Cash Proceeds from any Asset Sale, Casualty or Condemnation, in each case that would be required to be applied to prepay Advances pursuant to Section 2.10(b) (the amount of such Net Cash Proceeds required to be so applied being called the “Required Prepayment Amount”), and (ii) on the date such Net Cash Proceeds are applied to prepay Advances pursuant to Section 2.10(b), the Required Prepayment Amount exceeds the aggregate amount of Advances outstanding on such date, Kraft shall by notice to the Administrative Agent reduce, on a pro rata basis, the unused Commitments of the Lenders by an aggregate amount equal to such excess.

SECTION 2.10. Optional and Mandatory Prepayments of Advances.

(a) Optional Prepayments. Each Borrower may, in the case of any Eurocurrency Advance or EURIBOR Advance, upon at least five Business Days’ notice to the Administrative Agent or, in the case of any Base Rate Advance, upon notice given to the Administrative Agent not later than 9:00 a.m. (New York City time) on the date of the proposed prepayment, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, permanently prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of no less than £50,000,000 in the case of Advances denominated in Sterling, €50,000,000 in the case of Advances denominated in Euros, $50,000,000 in the case of Advances denominated in Dollars or, in each case, the remaining balance if less and (y) in the event of any such prepayment of a Eurocurrency Advance or EURIBOR Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b). Kraft may determine to which Borrowing or Borrowings each prepayment of outstanding Advances pursuant to this Section 2.10(a) shall be allocated.

(b) Mandatory Prepayments. Within five Business Days after the receipt by:

(i) Kraft or any of its wholly-owned Subsidiaries of Net Cash Proceeds from any Debt Issuance, the Borrowers shall permanently prepay the Advances in an aggregate amount equal to 100% of such Net Cash Proceeds; or

(ii) Kraft of Net Cash Proceeds from any Equity Capital Markets Transaction, Kraft shall permanently prepay the Advances in an aggregate amount equal to 100% of such Net Cash Proceeds; or

(iii) Kraft or any of its Major Subsidiaries of Net Cash Proceeds from any Asset Sale (other than (x) Net Cash Proceeds of any Exempted Asset Sale, (y) up to $1,000,000,000 in the aggregate of Net Cash Proceeds from other Asset Sales consummated pursuant to any agreement entered into on or prior to the Closing Date and (z) up to $500,000,000 in the aggregate of Net Cash Proceeds from other Asset Sales consummated pursuant to any agreement entered into after the Closing Date), Casualty or Condemnation, Kraft shall permanently prepay the Advances in an aggregate amount equal to 100% of such Net Cash Proceeds, provided, that so long as no Default shall have occurred and be continuing, Kraft or such Major Subsidiary may reinvest all or any portion of such Net Cash Proceeds from any Casualty or Condemnation in long-term assets useful to the business of Kraft or any Subsidiary, provided, that such reinvestment is consummated within 12 months of the date of receipt of such Net Cash Proceeds, or, in the event such reinvestment is committed to in writing by Kraft or such Major Subsidiary within such 12-month period, such Net Cash Proceeds are used to consummate such reinvestment within 18 months of the receipt thereof, and each prepayment of outstanding Advances pursuant to this Section 2.10(b) shall be without penalty or premium (other than any obligation to reimburse the Lenders pursuant to Section 9.04(b)). Kraft may determine to which Borrowing or Borrowings each prepayment of outstanding Advances pursuant to this Section 2.10(b) shall be allocated, provided, that any such allocated prepayment shall be applied on a pro rata basis among the Lenders having made any of such Advances.

SECTION 2.11. Increased Costs.

(a) Costs from Change in Law or Authorities. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Advances or EURIBOR Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), including as a result in the failure of the Mandatory Cost, as calculated hereunder, to reimburse any Lender the cost to such Lender of making or funding such Advances from its Eurocurrency Lending Office located in the United Kingdom or a Participating Member State or of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making funding or maintaining Eurocurrency Advances or EURIBOR Advances, then the Borrower of the affected Advances shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative

Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to Kraft, such Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation or administration thereof by any central bank or other authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its Commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time Kraft shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender, and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Advances and unused Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Advances or EURIBOR Advances or to fund or maintain Eurocurrency Advances or EURIBOR Advances, (a) each Eurocurrency Advance of such Lender denominated in Dollars will automatically, upon such demand, be Converted into a Base Rate Advance that bears interest at the rate set forth in Section 2.04(a)(iii)(x), (b) each applicable Borrower shall repay that Lender’s portion of each Eurocurrency Advance denominated in Sterling or EURIBOR Advance, as applicable, on the last day of the current Interest Period for such Advance or, if earlier, the date specified by such Lender in its notice to the Administrative Agent (being no earlier than the last day of any applicable grace period allowed by law) and (c) the obligation of the Lenders to make Eurocurrency Advances or EURIBOR Advances, or to Convert Base Rate Advances into Eurocurrency

Advances denominated in Dollars, as applicable, shall be suspended, in each case, until the Administrative Agent shall notify Kraft and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Advances or EURIBOR Advances or to continue to fund or maintain Eurocurrency Advances or EURIBOR Advances, as applicable, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations.

(a) Time and Distribution of Payments. Kraft and each Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 a.m. (New York City time) on the day when due to the Administrative Agent at the Administrative Agent Account in same day funds and in Sterling, Euros and Dollars with respect to payments made in connection with Advances denominated in Sterling, Euros or Dollars, respectively. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(b)) to the Lenders for the accounts of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 9.07, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Computation of Interest and Fees. All computations of interest based on the Base Rate, the Administrative Agent’s prime rate or based on Advances denominated in Sterling shall be made by the Administrative Agent on the basis of a year of 365 (or 366 days in a leap year, except in the case of Advances denominated in Sterling), and all computations of interest based on the LIBO Rate for Advances denominated in Dollars, the EURIBO Rate or the Federal Funds Effective Rate and of commitment fees shall be made by the Administrative Agent and all computations of interest pursuant to Section 2.05 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.05 by a Lender), of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurocurrency Advances or EURIBOR

Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d) Presumption of Borrower Payment. Unless the Administrative Agent receives notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the cost of funds incurred by the Administrative Agent in respect of such amount, which in the case of an amount denominated in Dollars shall be deemed to be the Federal Funds Effective Rate.

SECTION 2.14. Taxes.

(a) Any and all payments by each Borrower and Kraft hereunder or under any Note shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest, additions to taxes and expenses) with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, franchise taxes imposed on it, and any tax imposed by means of withholding to the extent such tax is imposed solely as a result of a present or former connection (other than a connection arising from such Lender or the Administrative Agent having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to this Agreement or a Note) between the Lender or the Administrative Agent, as the case may be, and the taxing jurisdiction, and (iv) in the case of each Lender and the Administrative Agent, any Home Jurisdiction U.S. Withholding Tax to the extent that such tax is imposed with respect to any payments pursuant to any law in effect at the time such Lender becomes a party hereto (or changes its Applicable Lending Office), except (A) to the extent of the additional amounts in respect of such taxes under this Section 2.14 to which such Lender’s assignor (if any) or such Lender’s prior Applicable Lending Office (if any) was entitled, immediately prior to such assignment or change in its Applicable Lending Office or (B) such Lender becomes a party hereto pursuant to an Assignment and Acceptance upon the demand of Kraft (all taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments by each Borrower and Kraft hereunder or under any Note, other than taxes referred to in this Section 2.14(a)(i), (ii), (iii) or (iv), are referred to herein as “Taxes”). If any applicable withholding agent shall be required by law to deduct any

Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by Kraft or the applicable Borrower shall be increased as may be necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.14) have been made, such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower or Kraft shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, irrecoverable value-added tax or similar levies (other than Taxes, or taxes referred to in Section 2.14(a)(i) to (iv)) that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or a Note other than any such taxes imposed by reason of an Assignment and Acceptance (hereinafter referred to as “Other Taxes”).

(c) Each Borrower and Kraft shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) payable by such Lender or the Administrative Agent (as the case may be), and any liability (including penalties, interest, additions to taxes and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be), makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes, each Borrower and Kraft shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. If any Borrower or Kraft determines that no Taxes are payable in respect thereof, such Borrower or Kraft shall, at the request of the Administrative Agent, furnish or cause the payor to furnish, the Administrative Agent and each Lender an opinion of counsel reasonably acceptable to the Administrative Agent, stating that such payment is exempt from Taxes.

(e) Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of the Administrative Agent, Kraft and each applicable Borrower with any form or certificate that is required by any United States federal taxing authority to certify such Lender’s entitlement to any applicable exemption from , or reduction in, Home Jurisdiction U.S. Withholding Tax in respect of any payments hereunder or under any Note (including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service or to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), two original Internal Revenue Service Form W-8IMY, accompanied by any applicable certification documents from each beneficial owner) and any other documentation reasonably requested by Kraft, the applicable Borrower or the Administrative Agent. Thereafter each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by Kraft, the Administrative Agent or such Borrower or, if such Lender no longer qualifies for the applicable exemption from, or reduction in, Home Jurisdiction U.S. Withholding Tax, promptly notify the Administrative Agent and Kraft or such Borrower of its inability to do so. Unless such Borrower, Kraft and the Administrative Agent have received forms or other documents from each Lender satisfactory to them indicating that payments hereunder or under any Note are not subject to Home Jurisdiction U.S. Withholding Taxes or are subject to Home Jurisdiction U.S. Withholding Taxes at a rate reduced by an applicable tax treaty, such Borrower, Kraft or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate in the case of payments to or for such Lender and such Borrower or Kraft shall pay additional amounts to the extent required by paragraph (a) of this Section 2.14 (subject to the exceptions contained in this Section 2.14).

(f) In the event that a Designated Subsidiary is a Foreign Subsidiary of Kraft, each Lender shall promptly complete and deliver to such Borrower and the Administrative Agent, or, at their request, to the applicable taxing authority, so long as such Lender is legally eligible to do so, any certificate or form reasonably requested in writing by such Borrower or the Agent and required by applicable law in order to secure any applicable exemption from, or reduction in the rate of, deduction or withholding of the applicable Home Jurisdiction Non-U.S. Withholding Taxes for which such Borrower is required to pay additional amounts pursuant to this Section 2.14.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise materially economically disadvantageous to such Lender.

(h) No additional amounts will be payable pursuant to this Section 2.14 with respect to any Tax to the extent such Tax would not have been payable had the Lender fulfilled its obligations under paragraph (e) or (f) of this Section 2.14, as applicable.

(i) If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.14, or, in lieu of obtaining such refund, such Lender or the Administrative Agent applies the amount that would otherwise have been refunded as a credit against payment of a liability in respect of Taxes, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.14, the amount of such refund or credit (together with any interest received thereon and reduced by reasonable out-of-pocket costs incurred in obtaining such refund or credit) promptly shall be paid to the applicable Borrower to the extent payment has been made in full by such Borrower pursuant to this Section 2.14.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise)

on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt.

(a) Lender Records; Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the Commitment of such Lender.

(b) Record of Borrowings, Payables and Payments. The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i) the currency denomination (Sterling, Euros or Dollars) of Advances comprising the Borrowing;

(ii) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto;

(iii) the terms of each Assignment and Acceptance delivered to and accepted by it;

(iv) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and

(v) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.

(c) Evidence of Payment Obligations. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.16(b), and by each Lender in its account or accounts pursuant to Section 2.16(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for:

(a) in the case of an Offer Acquisition, on or after the Unconditional Date:

(i) payment of the cash price payable by the Bidder to the holders of Target Shares pursuant to an Offer;

(ii) financing any consideration payable pursuant to the operation by the Bidder of the procedures contained in Chapter 3 of Part 28 of the Companies Act 2006,

(iii) financing the consideration payable in respect of the surrender or cancellation of options or awards over Target Shares (or paying compensation, if any, in relation to any such options or awards);

(iv) financing the Acquisition Costs; and

(v) repaying indebtedness of the Target Group that existed at the Closing Date; and

(b) In the case of a Scheme Acquisition, on or after the Scheme Effective Date:

(i) payment of the cash price payable by the Bidder to the holders of Target Shares pursuant to a Scheme or otherwise acquiring Target Shares issued or transferred in respect of options or awards over Target Shares to the extent such Target Shares are to be acquired other than pursuant to the Scheme;

(ii) financing the surrender or cancellation of options or awards over Target Shares (or paying compensation, if any, in relation to any such options or awards);

(iii) financing the Acquisition Costs; and

(iv) repaying indebtedness of the Target Group that existed at the Closing Date; and

(c) general corporate purposes of Kraft and its Subsidiaries.

SECTION 2.18. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on (i) the Commitment of such Defaulting Lender pursuant to Section 2.08(a) and (ii) the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.08(b); and

(b) the Commitment and Advances of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification of this Agreement pursuant to Section 9.01); provided that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender.

ARTICLE III

Conditions to Effectiveness and Lending

SECTION 3.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied, or waived in accordance with Section 9.01:

(a) Kraft shall have notified each Lender and the Administrative Agent in writing as to the proposed Effective Date.

(b) On the Effective Date, the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of Kraft, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) no event has occurred and is continuing on and as of the Effective Date that constitutes a Default or Event of Default.

(c) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i) Certified copies of the resolutions of the Board of Directors of Kraft approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii) A certificate of the Secretary or an Assistant Secretary of Kraft certifying the names and true signatures of the officers of Kraft authorized to sign this Agreement and the other documents to be delivered hereunder.

(iii) Favorable opinions of (A) Cravath, Swaine & Moore LLP, special New York counsel to Kraft, substantially in the form of Exhibit E-1 hereto, (B) Hunton & Williams LLP, special Virginia counsel to Kraft, substantially in the form of Exhibit E-2 hereto and (C) internal counsel for Kraft, substantially in the form of Exhibit E-3 hereto.

(iv) A certificate of the chief financial officer or treasurer of Kraft certifying that as of December 31, 2008, (A) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iii) of Section 5.02(a), does not exceed $400,000,000, and (B) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iv) of Section 5.02(a), does not exceed $200,000,000.

(v) A copy of the proposed form of the first Offer Press Release (or, if issued earlier, the first Scheme Press Release), as applicable, each substantially in the form approved by the Joint Bookrunners and certified by the Secretary or an Assistant Secretary of Kraft.

(d) This Agreement shall have been executed by Kraft, the Co-Administrative Agents, Paying Agent, Syndication Agent, and Documentation Agent, and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed this Agreement.

The Administrative Agent shall notify Kraft and the Initial Lenders of the date which is the Effective Date upon satisfaction or waiver of all of the conditions precedent set forth in this Section 3.01. For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that Kraft, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

SECTION 3.02. Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.08 is subject to the receipt by the Administrative Agent on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Administrative Agent and dated such date, and in sufficient copies for each Lender:

(a) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(b) A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign this Agreement and the other documents to be delivered hereunder.

(c) A certificate signed by a duly authorized officer of the Designated Subsidiary, dated as of the date of such initial Advance, certifying that such Designated Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver this Agreement and to perform its obligations thereunder.

(d) The Designation Agreement of such Designated Subsidiary, substantially in the form of Exhibit D hereto.

(e) A favorable opinion of counsel (which may be in house counsel) to such Designated Subsidiary, dated the date of such initial Advance, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions outlined on Exhibit F hereto.

(f) All information relating to any such Designated Subsidiary reasonably requested by any Lender through the Administrative Agent not later than two Business Days after such Lender shall have been notified of the designation of such Designated Subsidiary under Section 9.08 in order to allow such Lender to comply with “know your customer” regulations or any similar rules or regulations under applicable foreign laws.

SECTION 3.03. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing is subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true, and the acceptance by the Borrower of the proceeds of such Borrowing shall, in the case of clauses (a) and (b) below, be a representation by such Borrower or Kraft, as the case may be, that:

(a) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b) before and after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Borrowing, that constitutes a Default or Event of Default; and

(c) Notwithstanding the foregoing, during the Certain Funds Period, (i) the conditions set forth in paragraph (a) above shall only be applicable to the extent that they constitute a Certain Funds Representation and are incorrect or misleading in any material respect when made or deemed to be made; and (ii) the conditions set forth in paragraph (b) above shall only be applicable to the extent that a Certain Funds Event of Default has occurred and is continuing or would result from the proposed Advance.

SECTION 3.04. Action by Lenders during Certain Funds Period. During the Certain Funds Period and notwithstanding (i) any provision to the contrary in this Agreement (other than Section 2.12), the Notes or any agreement relating to either of the foregoing or (ii) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied or that any representation given as a condition thereof (other than a Certain Funds Representation) was incorrect or misleading in any material respect, unless (x) in the case of a particular Lender, it would be illegal for such Lender to participate in making any Advance hereunder or (y) a Certain Funds Event of Default has occurred which is continuing, no Lender or Agent shall be entitled to:

(a) refuse to participate in the making of any Advance for a Certain Funds Purpose during the Certain Funds Period,

(b) cancel any Commitments (except as set forth in Section 2.09(b) or 2.10(b)) where to do so might be expected to prevent or limit the making of an Advance for a Certain Funds Purpose during the Certain Funds Period,

(c) rescind, terminate or cancel this Agreement, the Notes or the credit facility provided for herein or exercise any similar right or remedy or make or enforce any claim that it may have under this Agreement, the Notes or any agreement relating to either of them where to do so might be expected to prevent or limit the making of an Advance for a Certain Funds Purpose during the Certain Funds Period,

(d) exercise any right of set-off or counterclaim in respect of any Advance or any other amount where to do so might be expected to prevent or limit the making or use of an Advance for a Certain Funds Purpose during the Certain Funds Period, or

(e) cancel, accelerate, cause or require payment, repayment or prepayment of any amounts owing hereunder, under the Notes or under any agreement relating to either of the foregoing where to do so might be expected to prevent or limit the making of an Advance for a Certain Funds Purpose or any other amount under this Agreement or any related agreement during the Certain Funds Period;

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and Agents notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE IV

Representations and Warranties

SECTION 4.01. Representations and Warranties of Kraft. Kraft represents and warrants as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of Virginia.

(b) The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within the corporate powers of Kraft, have been duly authorized by all necessary corporate action on the part of Kraft and do not contravene (i) the charter or by-laws of Kraft or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting Kraft.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Kraft of this Agreement or the Notes to be delivered by it.

(d) This Agreement is, and each of the Notes to be delivered by Kraft when delivered hereunder will be, a legal, valid and binding obligation of Kraft, enforceable against Kraft in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) As reported in Kraft’s Annual Report on Form 10-K for the year ended December 31, 2008 (as revised in Kraft’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009), the consolidated balance sheets of Kraft and its Subsidiaries as of December 31, 2008, and the consolidated statements of earnings of Kraft and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of Kraft and its Subsidiaries as at such date and the consolidated results of the operations of Kraft and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in Kraft’s Annual Report on Form 10-K for the year ended December 31, 2008, and in any Current Report on Form 8-K and Quarterly Report on Form 10-Q filed subsequent to December 31, 2008, but prior to November 9, 2009, since December 31, 2008, there has been no material adverse change in such position or operations.

(f) There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in Kraft’s Annual Report on Form 10-K for the year ended December 31, 2008, any Current Report on Form 8-K and Quarterly Report on Form 10-Q filed subsequent to December 31, 2008, but prior to November 9, 2009, and, with respect to Proceedings commenced after the date of the most recent such document but prior to November 9, 2009, a certificate delivered to the Lenders, that may materially adversely affect the financial position or results of operations of Kraft and its Subsidiaries taken as a whole.

(g) It owns directly or indirectly 100% of the capital stock of each other Borrower.

(h) None of the proceeds of any Advance will be used, directly or indirectly, for any purpose that would result in a violation of Regulation U.

(i) In the case of a Scheme Acquisition, on the date of publication of the Scheme Documents, such documents (taken as a whole) contain all the material terms (as such terms are construed in accordance with applicable laws and regulations) of the Acquisition as of such date.

(j) In the case of an Offer Acquisition, on the date of publication of the Offer Documents, such documents (taken as a whole) contain all the material terms (as such terms are construed in accordance with applicable laws and regulations) of the Acquisition as of such date.

ARTICLE V

Covenants of Kraft

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Kraft will:

(a) Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of Kraft and its Subsidiaries taken as a whole.

(b) Financial Covenants. (i) Maintain total shareholders’ equity on the consolidated balance sheet of Kraft and its Subsidiaries (excluding accumulated other comprehensive income or losses) of not less than the Minimum Shareholders’ Equity; and (ii) at any time that Kraft’s long-term senior unsecured Debt is rated at or below BB+ by

Standard & Poor’s (or not rated by Standard & Poor’s) or at or below Ba1 by Moody’s (or not rated by Moody’s) maintain a Total Leverage Ratio, as of the last day of each Test Period of not more than 4.25 to 1.00.

(c) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 5 days after the due date for Kraft to have filed its Quarterly Report on Form 10-Q with the Commission for the first three quarters of each fiscal year, an unaudited interim condensed consolidated balance sheet of Kraft and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of Kraft and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Kraft;

(ii) as soon as available and in any event within 15 days after the due date for Kraft to have filed its Annual Report on Form 10-K with the Commission for each fiscal year, a copy of the consolidated financial statements for such year for Kraft and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms);

(iii) all reports which Kraft sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the Commission) which Kraft files with the Commission;

(iv) as soon as possible and in any event within five days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of Kraft setting forth details of such Event of Default or event and the action which Kraft has taken and proposes to take with respect thereto; and

(v) such other information respecting the condition or operations, financial or otherwise, of Kraft or any Major Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.

In lieu of furnishing the Lenders the items referred to in clauses (i), (ii) and (iii) above, Kraft may make such items available on the internet at www.kraftfoodscompany.com (which website includes an option to subscribe to a free service alerting subscribers by e-mail of new Commission filings) or any successor or replacement website thereof, or by similar electronic means.

(d) Ranking. Each Advance made to Kraft and each Guaranty by Kraft of an Advance made to another Borrower hereunder shall at all times constitute senior Debt of Kraft ranking equally in right of payment with all existing and future senior Debt of Kraft and senior in right of payment to all existing and future subordinated Debt of Kraft.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Kraft will not:

(a) Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i) Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii) Liens existing on property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

(iii) Liens existing on the date hereof securing Debt;

(iv) Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v) Liens existing on property of any Person acquired by Kraft or any Major Subsidiary;

(vi) Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(vii) Liens upon or with respect to Margin Stock;

(viii) Liens in favor of Kraft or any Major Subsidiary;

(ix) precautionary Liens provided by Kraft or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by Kraft or such Major Subsidiary which transaction is determined by the Board of Directors of Kraft or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States;

(x) any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased; or

(xi) during the Certain Funds Period, any deposit of cash to be used to pay for Target Shares under arrangements intended to satisfy certain funds requirements in connection with the Offer or Scheme.

(b) Mergers, Etc. Consolidate with or merge into, or convey or transfer, or permit one or more of its Subsidiaries to convey or transfer, the properties and assets of Kraft and its Subsidiaries substantially as an entirety to, any Person unless, immediately before and after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which Kraft is a party, the surviving corporation is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and assumes all of Kraft’s obligations under this Agreement (including without limitation the covenants set forth in Article V) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.

(c) Debt Issuances in Certain Jurisdictions. During the Certain Funds Period, permit any Subsidiary to consummate any Debt Issuance, the incurrence of which would require a mandatory prepayment under Section 2.10(b)(i) hereof if the Net Cash Proceeds of such Debt Issuance would not satisfy the requirements of the proviso to the definition of Net Cash Proceeds.

SECTION 5.03. Offer / Scheme Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Kraft will:

(a) comply in all material respects with the Code (subject to any waivers granted by the Panel) and all applicable laws and regulations relevant in the context of the Acquisition (other than laws and regulations relating to competition);

(b) upon reasonable request and to the extent that it is able to do so in compliance with applicable law and any confidentiality or other obligations to which it or another Bidder is subject, keep the Administrative Agent informed as to the status and progress of (or otherwise relating to) an Offer or, as the case may be, a Scheme;

(c) promptly supply to the Administrative Agent to the extent that it is able to do so in compliance with applicable law and any confidentiality or other obligations to which it or another Bidder is subject, (i) copies of all documents, certificates, notices or announcements received or issued by the Bidder (or on its behalf) in relation to an Offer or a Scheme (as the case may be) to the extent material to the interests of the Lenders and (ii) any other information regarding the progress of an Offer or a Scheme (as the case may be), in each case as the Administrative Agent may reasonably request; and

(d) not, and not permit any Subsidiary to (unless in each case required by the Panel or by applicable law), (i) amend, waive or modify any of the terms or conditions of the Offer Documents or Scheme Documents relating to antitrust approvals required by Kraft (x) under the United States Hart Scott Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations made thereunder or (y) of the European Commission; or (ii) amend, waive or modify the minimum number of Target Shares required to accept an Offer below a minimum acceptance condition of 50% plus one share, in each case without the consent of the Required Lenders.

Kraft may at any time (i) elect to cease the process of an Offer Acquisition and may commence a Scheme Acquisition by issuing (or causing to be issued) a Scheme Press Release and notifying the Administrative Agent or (ii) elect to cease the process of a Scheme Acquisition and may commence an Offer Acquisition by issuing (or causing to be issued) an Offer Press Release, and, in each case, it may do so more than once.

ARTICLE VI

Events of Default

SECTION 6.01. Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a) Any Borrower or Kraft shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower or Kraft shall fail to pay interest on any Advance, or Kraft shall fail to pay any fees payable under Section 2.08 within ten days after the same becomes due and payable (or after notice from the Administrative Agent in the case of the fees referred to in Section 2.08(d)); or

(b) Any representation or warranty made or deemed to have been made by any Borrower or Kraft herein or by any Borrower or Kraft (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or

(c) Any Borrower or Kraft shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b), 5.02(b) or 5.03(a) or (d), (ii) any term, covenant or agreement contained in Section 5.02(a) or 5.03(b) or (c) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to Kraft by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Kraft by the Administrative Agent or any Lender; or

(d) Any Borrower or Kraft or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of such Borrower or Kraft or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of any Borrower or Kraft or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or

(e) Any Borrower or Kraft or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or Kraft or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of Kraft and its Subsidiaries taken as a whole) shall occur; or any Borrower or Kraft or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Borrower or Kraft or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any Borrower, Kraft or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Borrower, Kraft or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that no Default or Event of Default under this Section 6.01(g) shall be deemed to have occurred if the Borrower, Kraft or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(h) So long as any Subsidiary of Kraft is a Designated Subsidiary, the guaranty provided by Kraft under Article VIII hereof shall for any reason cease to be valid and binding on Kraft or Kraft shall so state in writing.

SECTION 6.02. Lenders’ Rights upon Event of Default. If an Event of Default occurs and is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to Kraft and the Borrowers:

(a) declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and

(b) declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower or Kraft under the Federal Bankruptcy Code or any equivalent bankruptcy or insolvency laws of any state or foreign jurisdiction, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

SECTION 6.03. Clean-Up Period. Notwithstanding any other provision of this Agreement, if during the Clean-Up Period any event or circumstance exists which (but for this Section 6.03) would constitute an Event of Default, such event or circumstance will not constitute an Event of Default during the Clean-Up Period if:

(a) it relates exclusively to any member of the Target Group or to an obligation to procure or ensure compliance in relation to any member of the Target Group;

(b) it is capable of remedy during the Clean-Up Period and reasonable steps are being taken by Kraft and its Subsidiaries to remedy it; and

(c) it has not been procured or approved by Kraft or any of its Subsidiaries (other than members of the Target Group).

ARTICLE VII

The Administrative Agent

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by Kraft or any Borrower as required by the terms of this Agreement or at the request of Kraft or such Borrower, and any notice provided pursuant to Section 5.01(c)(iv).

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:

(a) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;

(b) may consult with legal counsel (including counsel for Kraft or any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement by Kraft or any Borrower;

(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Kraft or any Borrower or to inspect the property (including the books and records) of Kraft or such Borrower;

(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, telex, registered mail or, for the purposes of Section 2.02(a), email) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. The Administrative Agent and Affiliates. With respect to its Commitment and the Advances made by it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Kraft, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of Kraft, any Borrower or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Co-Administrative Agent, the Paying Agent, the Syndication Agent, the Documentation Agent, any Joint Bookrunner or Joint Lead Arranger, or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Co-Administrative Agent, the Paying Agent, the Syndication Agent, the Documentation Agent, any Joint Bookrunner or Joint Lead Arranger, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by Kraft or the Borrowers), ratably according to the respective principal amounts of the Advances then owing to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, in each case, to the extent relating to the Administrative Agent in its capacity as such (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by Kraft or the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Kraft and may be removed at any time with or without cause by the Required Lenders. Upon the resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative

Agent shall be discharged from its duties and obligations under this Agreement; provided that should the Administrative Agent for any reason not appoint a successor Administrative Agent, which it is under no obligation to do, then the rights, powers, discretion, privileges and duties referred to in this Section 7.06 shall be vested in the Required Lenders until a successor Administrative Agent has been appointed. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07. Co-Administrative Agents, Syndication Agent, Documentation Agent, Joint Bookrunners and Joint Lead Arrangers. (i) Citibank, N.A and Deutsche Bank AG Cayman Islands Branch have been designated Administrative Agent, (ii) HSBC Securities (USA) Inc. has been designated as Syndication Agent, (iii) Deutsche Bank AG Cayman Islands Branch has been designated as Documentation Agent, (iv) Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. have been designated as Joint Bookrunners and (v) Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Barclays Capital, the investment banking division of Barclays Bank PLC, BBVA Securities Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, RBS Securities, Inc. and SG Americas Securities, LLC have been designated as Joint Lead Arrangers under this Agreement, but the use of the aforementioned titles does not impose on any of them any duties or obligations greater than those of any other Lender.

SECTION 7.08. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.14(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other governmental authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Note against any amount due the Administrative Agent under this Section 7.08. The agreements in this Section 7.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE VIII

Guaranty

SECTION 8.01. Guaranty. Kraft hereby unconditionally and irrevocably guarantees (the undertaking of Kraft contained in this Article VIII being the “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under the Guaranty.

SECTION 8.02. Guaranty Absolute. Kraft guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of Kraft under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower or Kraft.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers.

(a) Kraft hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against a Borrower or any other Person or any collateral.

(b) Kraft hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against any Borrower that arise from the existence, payment, performance or enforcement of Kraft’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against such Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Kraft in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the Maturity Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent, to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. Kraft acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the waiver set forth in this Section 8.03(b) is knowingly made in contemplation of such benefits.

SECTION 8.04. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full of the Obligations (including any and all Obligations which remain outstanding after the Maturity Date) and all other amounts payable under this Guaranty, (b) be binding upon Kraft, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

ARTICLE IX

Miscellaneous

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower or Kraft therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (including Defaulting Lenders) affected thereby, do any of the following: (a) waive any of the conditions specified in Sections 3.01 and 3.02 and 3.03 (it being understood and agreed that any waiver or amendment of a representation, warranty, covenant, Default or Event of Default shall not constitute a waiver of any condition specified in Section 3.01, 3.02 or 3.03 unless the amendment or waiver so provides), (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or the amount or rate of interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances, or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release Kraft from any of its obligations under Article VIII; (g) change Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby (other than to extend the Maturity Date applicable to the Advances and Commitments of consenting Lenders and to compensate such Lenders for consenting to such extension; provided that (i) no amendment permitted by this parenthetical shall reduce the amount of or defer any payment of principal, interest or fees to non-extending Lenders or otherwise adversely affect the rights of non-extending Lenders under this Agreement and (ii) the opportunity to agree to such extension and receive such compensation shall be offered on equal terms to all the Lenders) or (h) amend this Section 9.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement and (y) this Agreement may be amended with the written consent of the Administrative Agent, Kraft and any consenting Lenders to (i) increase the Commitments of such consenting Lenders hereunder (but solely to the extent of available baskets set forth in the definition of Debt Issuance such that a mandatory prepayment pursuant to Section 2.10(b)(i) would not be required) and (ii) implement such changes as the Administrative Agent and Kraft shall determine to be appropriate in order that all Advances will be held by the Lenders ratably in accordance with their Commitments after giving effect to any such increase (including by causing Lenders to assign ratable portions of their Advances to any Lenders whose Commitments shall be so increased).

SECTION 9.02. Notices, Etc.

(a) Addresses. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered (or in the case of any Notice of Borrowing, emailed), as follows:

if to any Borrower:

c/o Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention: Executive Vice President and Chief Financial Officer, NF302

Fax number: (847) 646-7759;

with a copy to:

c/o Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention: Treasurer, NF667

Fax number: (847) 646-7612;

and

c/o Kraft Foods Global, Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention: Senior Manager of Treasury and Control, NF333

Fax number: (847) 646-3173;

if to Kraft, as guarantor:

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention: Vice President and Corporate Secretary, NF583

Fax number: (847) 646-2753;

if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule II hereto;

if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

if to the Administrative Agent:

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, DE 19720

Attention: Bank Loans Syndications Department

Fax: (212) 994-0961

e-mail address: oploanswebadmin@citi.com

with a copy to:

Citibank, N.A.

233 South Wacker Drive

87th Floor

Chicago, Illinois 60606

Attention: Carolyn Sheridan

Fax: 312 650 8192

or, as to any Borrower, Kraft or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to Kraft and the Administrative Agent.

(b) Effectiveness of Notices. All such notices and communications shall, when mailed, telecopied or emailed, be effective when deposited in the mail, telecopied or emailed, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier or email of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses.

(a) Administrative Agent; Enforcement. Kraft agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Joint Bookrunners with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement (which, insofar as such costs and expenses relate to the preparation, execution and delivery of this Agreement and the closing hereunder, shall be limited to the fees and expenses of Cahill Gordon & Reindel LLP and one counsel in the United Kingdom, counsel for the Administrative Agent and the Joint Bookrunners), and all costs and expenses of the Lenders and the Administrative Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b) Prepayment of Eurocurrency Advances and EURIBOR Advances. If any payment of principal of any Eurocurrency Advance or EURIBOR Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.10, acceleration of the maturity of the Advances pursuant to Section 6.02, an assignment made as a result of a demand by Kraft pursuant to Section 9.07(a) or for any other reason, Kraft shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent, for the account of such Lender, any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of any Borrower or Kraft hereunder, the agreements and obligations of each Borrower and Kraft contained in Section 2.02(c), 2.05, 2.11, 2.14, this Section 9.04(b) and Section 9.04(c) shall survive the payment in full of principal and interest hereunder.

(c) Indemnification. Each Borrower and Kraft jointly and severally agrees to indemnify and hold harmless the Administrative Agent, each Joint Lead Arranger and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to this Agreement or any of the other documents delivered hereunder, the Advances, the Acquisition or any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction or (ii) related to any Borrower’s or Kraft’s consummation of the Acquisition or any other transaction or proposed transaction contemplated hereby (whether or not consummated) or entering into this Agreement, or to any actions or omissions of any Borrower or Kraft, any of their respective Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by Kraft or any Borrower or any other Person; provided, however, that neither any Borrower nor Kraft shall be required to indemnify an Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

SECTION 9.05. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time after providing written notice to the Administrative Agent of its intention to do so, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its affiliates to or for the credit or the account of Kraft or any Borrower against any and all of the obligations of any Borrower or Kraft now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the appropriate Borrower or Kraft, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Kraft, each of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that neither any Borrower nor Kraft shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07. Assignments and Participations.

(a) Assignment of Lender Obligations. Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it), subject to the following:

(i) during the Certain Funds Period, no Lender may assign or transfer any of its rights and obligations under this Agreement other than (A) with the prior written consent of Kraft or (B) to a financial institution designated by Kraft in a letter to the Administrative Agent dated November 6, 2009;

(ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event, other than with respect to assignments to other Lenders, or affiliates of Lenders, be less than £10,000,000, subject in each case to reduction at the sole discretion of Kraft, and shall be an integral multiple of £1,000,000;

(iv) each such assignment shall be to an Eligible Assignee;

(v) each such assignment shall require the prior written consent of (x) the Administrative Agent and (y) unless an Event of Default under Sections 6.01(a) or (e) has occurred and is continuing, Kraft (such consents not to be unreasonably withheld or delayed); provided, that, except as set forth in clause (i) of this Section 9.07(a), no consent of either the Administrative Agent or Kraft shall be required for an assignment to another Lender or an affiliate of a Lender; and

(vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such assignment is made to an affiliate of the transferring Lender) provided, that, if such assignment is made pursuant to Section 9.07(h), Kraft shall pay or cause to be paid such $3,500 fee.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 9.04 and, with respect to the period during which it is a Lender, Sections 2.11 and 2.14) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12.

(b) Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or Kraft or the performance or observance by any Borrower or Kraft of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Kraft.

(d) Register. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Kraft, the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Kraft, any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Sale of Participation. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Kraft hereunder) shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii) Kraft, the other Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement,

(iv) each participant shall be entitled to the benefits of Sections 2.11 and 2.14 (subject to the limitations and requirements of those Sections, including the requirements to provide forms and/or certificates pursuant to Section 2.14(e) or (f)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (e) of this Section,

(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower or Kraft therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and

(vi) a participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Kraft or the relevant Borrower’s prior written consent (not to be unreasonably withheld or delayed).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the relevant Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Kraft or any Borrower furnished to such Lender by or on behalf of Kraft or any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to Kraft received by it from such Lender.

(g) Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.

(h) Replacement of Lenders. In the event that (i) any Lender shall have delivered a notice pursuant to Section 2.12, (ii) any Borrower shall be required to make additional payments to or for the account of any Lender under Section 2.11 or 2.14, (iii) any Lender (a “Non-Consenting Lender”) shall withhold its consent to any amendment that requires the consent of all the Lenders and that has been consented to by the Required Lenders or (iv) any Lender shall become a Defaulting Lender, Kraft shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, (A) to terminate the Commitment of such Lender or (B) to require such Lender to transfer and assign at par and without recourse (in accordance with and subject to the restrictions contained in Section 9.07) all its interests, rights and obligations under this Agreement to one or more other financial institutions acceptable to Kraft and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), which shall assume such obligations; provided, that (x) in the case of any replacement of a Non-Consenting Lender, each assignee shall have consented to the relevant amendment, (y) no such termination or assignment shall conflict with any law or any rule, regulation or order of any governmental authority and (z) the Borrowers or the assignee (or assignees), as the case may be, shall pay to each affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Advances made by it hereunder and all other amounts accrued for its account or owed to it hereunder. The Company will not have the right to terminate the commitment of any Lender, or to require any Lender to assign its rights and interests hereunder, if, prior to such termination or assignment, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such termination or assignment cease to apply. Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 9.07, it shall promptly execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Advances) subject to such Assignment and Acceptance; provided that the failure of any such Lender to execute an Assignment and Acceptance shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 9.08. Designated Subsidiaries.

(a) Designation. Kraft may at any time, and from time to time after the Effective Date, by delivery to the Administrative Agent of a Designation Agreement duly executed by Kraft and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a “Designated Subsidiary” for purposes of this Agreement and such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by Kraft and the identity of the respective Subsidiary.

Notwithstanding the foregoing, no Lender shall be required to make Advances to a Designated Subsidiary in the event that the making of such Advances would or could reasonably be expected to breach, violate or otherwise be inconsistent with any internal policy (other than with respect to Designated Subsidiaries formed under the laws of any nation that is a member of the Organization for Economic Cooperation and Development as of the date hereof), law or regulation to which such Lender is, or would be upon the making of such Advance, subject.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent shall give promptly, upon and only upon its receipt of a request therefor from Kraft). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such former Designated Subsidiary until such time as it has been redesignated a Designated Subsidiary by Kraft pursuant to Section 9.08(a).

SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to choice of law doctrines.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Jurisdiction, Etc.

(a) Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Kraft and each Borrower hereby agree that service of process in any such action or proceeding brought in any such court may be made upon the process agent appointed pursuant to Section 9.11(b) (the “Process Agent”) and each Designated Subsidiary hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Appointment of Process Agent. Kraft agrees to appoint a Process Agent from the Effective Date through the repayment in full of all Obligations hereunder (i) to receive on behalf of Kraft, each Borrower and each Designated Subsidiary and their respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or Federal court sitting in New York City arising out of or relating to this Agreement and (ii) to forward forthwith to Kraft, each Borrower and each Designated Subsidiary at their respective addresses copies of any summons, complaint and other process which such Process Agent receives in connection with its appointment. Kraft will give the Administrative Agent prompt notice of such Process Agent’s address.

(c) Waivers.

(i) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(ii) To the extent permitted by applicable law, each of the Borrowers and the Lenders shall not assert and hereby waives, any claim against any other party hereto or any of their respective affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any related document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of the parties hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(iii) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED

TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11(C) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.12. Confidentiality. None of the Agents nor any Lender shall disclose any confidential information relating to Kraft or any Borrower to any other Person without the consent of Kraft, other than (a) to such Agent’s or such Lender’s affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions.

SECTION 9.13. Integration. This Agreement and the Notes represent the agreement of Kraft, the other Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, Kraft, the other Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Sections 2.08(d) and 9.04(a), the Fee Letter and any other fee letters entered into among Kraft and the Joint Bookrunners, if any, and except for any confidentiality agreements entered into by Lenders in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.14. USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act

(Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

SECTION 9.15. Judgment Currency. Each Borrower’s obligation hereunder to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement. If, for the purpose of obtaining or enforcing judgment against any Borrower (or Kraft as guarantor) in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Kraft and each Borrower hereby covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 9.15, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KRAFT FOODS INC.

By:	/s/ Barbara L. Brasier
Name: Barbara L. Brasier
Title: SVP & Treasurer

[Bridge Credit Agreement]

CITIBANK, N.A.,
as Co-Administrative Agent, as Paying Agent and as a Lender

By:	/s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

[Bridge Credit Agreement]

CITIGROUP GLOBAL MARKETS INC.,
as a Joint Bookrunner and as a Joint Lead Arranger

By:	/s/ Carolyn Kee
Name: Carolyn Kee
Title: Managing Director

[Bridge Credit Agreement]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
as Co-Administrative Agent, as Documentation Agent and as Lender

By:	/s/ Frederick W. Laird
Name: Frederick W. Laird
Title: Managing Director

By:	/s/ Heidi Sandquist
Name: Heidi Sandquist
Title: Director

[Bridge Credit Agreement]

DEUTSCHE BANK SECURITIES INC.,
as Joint Bookrunner and as Joint Lead Arranger

By:	/s/ Robert Danziger
Name: Robert Danziger
Title: Managing Director

By:	/s/ Frederick W. Laird
Name: Frederick W. Laird
Title: Managing Director

[Bridge Credit Agreement]

DEUTSCHE BANK AG LONDON BRANCH,
as Lender

By:	/s/ Julian Puddick
Name: Julian Puddick
Title: Vice-President

By:	/s/ Robert Alston
Name: Robert Alston
Title: Director

[Bridge Credit Agreement]

HSBC SECURITIES (USA) INC.,
as Syndication Agent, as a Joint Bookrunner and as a Joint Lead Arranger

By:	/s/ Richard Jackson
Name: Richard Jackson
Title: Managing Director
Leveraged and Acquistion Finance

[Bridge Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Robert J. Devir
Name: Robert J. Devir
Title: Managing Director

[Bridge Credit Agreement]

BARCLAYS CAPITAL,
as a Joint Lead Arranger

By:	/s/ Thomas T. Hou
Name: Thomas T. Hou
Title: Director

[Bridge Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ David Barton
Name: David Barton
Title: Director

[Bridge Credit Agreement]

BBVA SECURITIES INC., as a Joint Lead Arranger

By:	/s/ Alonso Molina
	Name:	Alonso Molina
	Title:	Managing Director Debt Capital Markets

By:	/s/ Howard Freeman
	Name:	Howard Freeman
	Title:	Chief Executive Officer

[Bridge Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Krister Holm
	Name:	Krister Holm
	Title:	Managing Director

By:	/s/ Alex Maural
	Name:	Alex Maural
	Title:	VP

[Bridge Credit Agreement]

BNP PARIBAS SECURITIES CORP., as a Joint Lead Arranger

By:	/s/ Renaud-Franck Falce
	Name:	Renaud-Franck Falce
	Title:	Managing Director

[Bridge Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Renaud-Franck Falce
	Name:	Renaud-Franck Falce
	Title:	Managing Director

By:	/s/ Christopher Sked
	Name:	Christopher Sked
	Title:	Director

[Bridge Credit Agreement]

CREDIT SUISSE SECURITIES (USA) LLC, as a Joint Lead Arranger

By:	/s/ SoVonna L. Day-Goins
	Name:	SoVonna L. Day-Goins
	Title:	Managing Director

[Bridge Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Karl Studer
Name: Karl Studer
Title: Director

By:	/s/ Jay Chall
Name: Jay Chall
Title: Director

[Bridge Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ William McGinty
Name: William McGinty
Title: Senior Vice President

[Bridge Credit Agreement]

RBS SECURITIES, as a Joint Lead Arranger

By:	/s/ David Nadelman
Name: David Nadelman
Title: Managing Director

[Bridge Credit Agreement]

SG AMERICAS SECURITIES, LLC, as a Joint Lead Arranger

By:	/s/ Andrew S. Green
Name: Andrew S. Green
Title: Director

[Bridge Credit Agreement]

SOCIETE GENERALE, as a Lender

By:	/s/ Anne Chassereau
Name: Anne Chassereau
Title: Managing Director

[Bridge Credit Agreement]